CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Spirit of America Investment Fund, Inc. and to the use of our reports dated February 28, 2025 on the financial statements and financial highlights of the Spirit of America Real Estate Income and Growth Fund, Spirit of America Large Cap Value Fund, Spirit of America Municipal Tax Free Bond Fund, Spirit of America Income Fund, and Spirit of America Utilities Fund each a series of shares of Spirit of America Investment Fund, Inc. Such financial statements and financial highlights appear in the Form N-CSR for the year ended December 31, 2024, which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 29, 2025